REINSURANCE AGREEMENT

AUTOMATIC AND FACULTATIVE

MODIFIED COINSURANCE REINSURANCE AGREEMENT

(`the Agreement")

Effective 01/01/2008

Between

NATIONWIDE LIFE INSURANCE COMPANY &

NATIONWIDE LIFE AND ANNUITY INSURANCE COMPANY

(hereinafter collectively referred to as "the Company")

One Nationwide Plaza

Columbus, OH 43235

And

M LIFE INSURANCE COMPANY dba M FINANCIAL RE

(hereinafter referred to as "the Reinsurer")

1125 NW Couch St. Suite 900

Portland, OR 97209

TABLE OF CONTENTS

ARTICLES

1. Preamble/Scope                                4

2. Terms Of Reinsurance 5

3. Automatic Reinsurance 6

4. Facultative Reinsurance 7

5. Commencement Of Liability 9

6. Payments By The Company 10

7. Payments By Reinsurer 12

8. Death Claims 15

9. Disputed Claims 17

10. Reserves  18

11. Reserves 18

12. Extracontractual Damages 19

13. Policy Changes, Continuations, Reductions, And Increases 20

14. Terminations By Company 22

15. Terminations By Reinsurer 23

16. Errors And Omissions 24

17. Inspection Of Records 25

18. Insolvency Of The Company 26

19. Offset 27

20. Deferred Acquisition Cost Tax 28

21. Arbitration 29

22. Good Faith And Confidentiality 31

23. Representations And Covenants 34

24. General Provisions 36

25. Parties To The Agreement 37

26. Definitions 38

27. Duration And Termination 41

28. Execution 42

SCHEDULES

A. Plans Reinsured 43

B. Reinsurance Basis And Limits 45

C. Administration Reports 49

D. Expense Allowances 53

E. Investment Income Calculation 60

EXHIBITS

A. Facultative Reinsurance Application Form 61

B. Special Termination Settlement 63

C. Reinsurance Data Information 66

D. State Premium Tax Table 67

E. Formula For Annual DAC Tax Settlement 69

ARTICLE I
PREAMBLE/SCOPE

1.01                 The Company agrees to cede and the Reinsurer agrees to accept reinsurance of Policies as set forth in
Schedule A and in accordance with the terms of this Agreement. In the event any additional benefits are reinsured, a specific addendum shall be attached hereto describing the terms of reinsurance associated with such benefits. The term Policy/Policies and other terms used in this Agreement are defined in Article 25, "Definitions." Occasionally, certain terms may be defined in the body of the Agreement as necessary to promote readability. In all cases, defined terms will be capitalized throughout this Agreement. This excludes article headings and subsections.

1.02    Policies are reinsured in accordance with the terms contained herein. The intent of this Agreement is to transfer all of the underlying risks assumed on the Policies, including the investment risk, to the Reinsurer without necessitating the Company to transfer the assets or their cash equivalents to the Reinsurer. In the event any additional benefits are reinsured, a specific addendum shall be attached hereto describing the terms of reinsurance associated with such benefits.

1.03    The parties anticipate and acknowledge that the Reinsurer will cede a portion of the Policies reinsured under this Agreement in excess of the Reinsurer's Retention to one or more retrocessionaires. In addition to the cession under this Agreement, the Company will cede in excess of its retention to one or more reinsurers. The Company will retain the amounts that are not ceded to the Reinsurer on a quota share/excess basis as described in Schedule B. Subject to formal written amendment, the Company may change its reinsurance arrangements for new business, or reinsure business that had been retained at the time of issue, covered by this Agreement. The Reinsurer shall not unreasonably withhold their consent to such amendment.

1.04                 The Company agrees to:

a.	cede a Policy to the Reinsurer as Automatic Reinsurance in accordance with Article 3, "Automatic Reinsurance;" or

b.	submit a Policy to the Reinsurer or its facultative underwriting Designee to facilitate Facultative Reinsurance consideration in accordance with Article 4, "Facultative Reinsurance;" or

c.	cede a Policy as a Continuation to the Reinsurer, in accordance with Article 12, "Policy Changes, Continuations, Reductions and Increases."

1.05
The Reinsurer may designate one or more Designees, as per Article 25, "Definitions", to perform certain of its obligations and functions under this Agreement, including, without limitation, claims payments on the Reinsurer's behalf, performing facultative underwriting reviews and extending facultative offers, and performing claims and underwriting reviews or audits. The Reinsurer agrees to notify the Company of each of its Designees. All Designee functions are more fully described in the body of this Agreement.

ARTICLE 2
TERMS OF REINSURANCE

2.01   Method of Reinsurance. The method of reinsurance shall be modified coinsurance and shall be based upon the Reinsured Amount of a Policy.

2.02   Applicable Policies. All Policies issued by the Company and sold, fully or partially, through a Member
Firm of M Financial Group at the time the policy application is taken and after the Effective Date of this Agreement, are eligible for reinsurance hereunder.

2.03    License. This Agreement applies only to the Policies issued and delivered by the Company in a jurisdiction in which the Company is properly licensed.

2.04   Compliance. The Company and the Reinsurer represent that they are, and shall use commercially reasonable efforts to remain in compliance with all Laws applicable to the Policies and reinsurance transactions, including, but not limited to, sanctions administered by the U.S. Treasury Department's Office of Foreign Assets Control ("OFAC"), as such sanctions may be amended from time to time, and the maintenance of an effective anti-money laundering policy. Neither the Company nor the Reinsurer shall be required to take any action under this Agreement that would result in it being in violation of said Laws, including making any payments in violation of said Laws. Should either party discover a reinsurance payment has been made in violation of any Laws, it shall notify the other party and the parties shall cooperate in order to take all necessary corrective actions, including the return of the payments to the other party, unless prohibited by said Laws.

2.05   Currency. All amounts expressed in this Agreement and all payments made pursuant to the terms of this
Agreement shall be in United States of America dollars.

ARTICLE 3
AUTOMATIC REINSURANCE

The Company agrees to cede and the Reinsurer agrees to assume the Reinsured Amount of a Policy as Automatic Reinsurance provided all of the following conditions are satisfied:

3.01   Company Retention. The Company shall retain, and shall not otherwise reinsure, except aggregate, catastrophic and stop loss coverage, an amount of insurance on each life equal to its Quota Share Percentage Retained up to its Maximum Dollar Retention or applicable plan's quota basis as set forth in Schedule B. Other life insurance policies in force or applied for on the same life at the Company and its Enterprise shall be taken into account when determining the Company's retention for purposes of this Agreement.

3.02
Underwriting Guidelines. The Company complies with its normal Underwriting Guidelines and standards which shall be submitted to the Reinsurer. The Company shall provide the Reinsurer with current information on its Underwriting Guidelines and the Company will notify the Reinsurer of any material changes to these Underwriting Guidelines. Any subsequent modified or special underwriting programs shall be subject to the approval of the Reinsurer in writing before being applied to Policies and benefits to be covered by this Agreement.

3.03
Automatic Acceptance Limits (aka Automatic Binding Limits). The sum of the amount of individual life insurance issued by the Company and its Enterprise on the life, and the amount of life insurance applied for from the Company, on the current application shall not exceed the Automatic Acceptance Limits as set forth in Schedule B. In determining issued and applied for amounts to be compared to the Automatic Acceptance Limits, Ultimate Amounts shall be considered.

3.04
Jumbo Limits. The sum of the amount of individual life insurance in force on the life in all companies, including replacements and any known Ultimate Amounts, and the amount of life insurance applied for from all companies, on the current application shall not exceed the Jumbo Limits as set forth in Schedule B.

3.05
Compliance. The Policy is issued and maintained in accordance with all Laws and the Company assures the Policy does not involve individuals appearing on the OFAC Specifically Designated Nationals or Blocked Persons list or residing in a prohibited country.

3.06                    Previous Facultative Submissions. The application cannot be on a life that has been submitted facultatively by the Company to the Reinsurer or any other reinsurer within the last three (3) years, unless the reason for any prior facultative submission was solely for capacity that may now be accommodated within the terms of this Agreement.

ARTICLE 4
FACULTATIVE REINSURANCE

The Company shall submit a Policy not satisfying the conditions set forth in Article 3, "Automatic Reinsurance" or Policies it does not wish to cede as Automatic Reinsurance, for Facultative Reinsurance first to the Reinsurer for consideration, before applying for Facultative Reinsurance from another reinsurer, including any facultative underwriting Designee.

4.01   Application. An application form substantially similar to the "Facultative Reinsurance Application
Form" set forth as Exhibit A shall be used by the Company in the manner specified in Schedule C.

4.02
Underwriting Papers. Copies of the original insurance application, medical examiner's reports, attending physician statements, inspection reports, financial information and all other papers and information obtained by the Company concerning insurability of the risk shall accompany the Facultative Reinsurance Application Form. If there are outstanding underwriting requirements not yet available, the Company shall notify the Reinsurer and its facultative underwriting Designee of such requirements. In addition, the Company agrees to provide any subsequent information received pertinent to the risk assessment to the Reinsurer and its facultative underwriting Designee as soon as possible following receipt of such information by the Company. At the Reinsurer's direction, the Company shall submit the Facultative Reinsurance Application Form for reinsurance and all supporting and related documents and information directly to the Reinsurer or the facultative underwriting Designee.

4.03
Reinsurer's or Designee's Actions. Following receipt of the Facultative Reinsurance Application Form, as set forth in Exhibit A, and the information as described above, the Reinsurer or its facultative underwriting Designee agrees to promptly examine the underwriting information and notify the Company of any one of the following:

a.	an offer to reinsure the Policy;

b. an offer to reinsure the Policy other than as applied for;

c. an offer to reinsure the Policy subject to additional underwriting requirements;

d.	a need for additional underwriting information to further consider making a facultative reinsurance offer; or

e.	a declination to make any facultative reinsurance offer.

Any offer to reinsure the Policy made by the Reinsurer shall be in writing include the date of such offer, and be in a form acceptable to the Company.

The Reinsurer may elect not to participate in the facultative risk; however, this shall not prohibit the Company from reinsuring the facultative risk for its own accord with the Designee under the terms of any other reinsurance agreement with such Designee, subject to the first paragraph of this Article 4.

4.04
Expiration of Facultative Offer. Any offer from the Reinsurer or its facultative underwriting Designee to reinsure the Policy expires one hundred twenty (120) days after the offer is made, unless the facultative offer specifies otherwise or the Reinsurer, or its Designee, extends the offer period in writing. The Company may request an extension beyond the one hundred twenty (120) day period; however, such an extension shall require the Reinsurer's or facultative underwriting Designee's written approval. The Company may accept the facultative reinsurance offer within the offer period and shall notify the Reinsurer of such acceptance by following the procedures outlined in Schedule C.

4.05   Conflicts. The terms and conditions of any facultative offer shall supersede the terms of Article 3,
"Automatic Reinsurance", in case of conflicts between the two; otherwise reinsurance of a Policy on a Facultative Reinsurance basis shall comply with the terms of this Agreement.

ARTICLE 5
COMMENCEMENT OF LIABILITY

5.01                      Conditional Receipt or Temporary Insurance Coverage.

a.
For Automatic Reinsurance, if the conditions for Automatic Reinsurance coverage under Article 3, "Automatic Reinsurance" of this Agreement are satisfied, the Reinsurer's liability under the Company's conditional receipt or temporary insurance agreement shall commence simultaneously with the Company's liability, as set forth in Schedule B.

b.
For Facultative Reinsurance, the Reinsurer shall only be liable for benefits paid, pursuant to the terms and conditions of the Company's conditional receipt or temporary insurance agreement, if the Reinsurer or its facultative underwriting Designee has made a facultative offer and the offer is final and does not include any further underwriting action to be satisfied by the Company.

c.
For all Automatic and Facultative cases, the conditional receipt or temporary insurance liability applies only once on any given life regardless of how many receipts were issued or initial premiums were accepted by the Company. After a Policy has been issued, no reinsurance benefits are payable under this conditional receipt or temporary insurance provision.

d.
In the event that the Company's rules with respect to cash handling and the issuance of conditional receipt or temporary insurance are not followed, the Reinsurer shall participate in the liability provided (a), (b), and (c) above are satisfied and the Company does not knowingly allow such rules to be violated or condone such a practice.

e.
For all Automatic and Facultative cases, reinsurance coverage under a conditional receipt or temporary insurance provision is limited to the Reinsurer's share of the conditional receipt or temporary insurance limits shown in Schedule B, as well as the Automatic Acceptance Limits. All provisions of Article 8, "Death Claims" apply to such a claim.

5.02	Automatic Reinsurance. The Reinsurer's liability for its share of a Policy ceded automatically, as defined in this Agreement, shall commence simultaneously with the Company's liability.

5.03   Facultative Reinsurance. The Reinsurer's liability for a Policy ceded facultatively, as defined in this
Agreement, shall commence when both:

a.	the Company accepts the Reinsurer's or its facultative underwriting Designee's offer to reinsure by making a dated notation of its acceptance in its underwriting file; and

b.	the Policy has been issued.

5.04                     Termination of Liability. The Reinsurer's liability for any Policy ceded automatically or facultatively under this Agreement shall cease simultaneously with the Company's contractual liability, or the earliest of:

a.	the date the Company's liability on such Policy is terminated under the terms of its Policy with the policyholder; or

b.	the date the reinsurance coverage on the Policy is terminated by the Company or the Reinsurer as specifically provided for and limited by this Agreement.

ARTICLE 6
PAYMENTS BY THE COMPANY

6.01
Reinsurance Premiums. The Company agrees to pay Reinsurance Premiums to the Reinsurer for each and every accounting period, for the duration of this Agreement on a Policy. For purposes of this Agreement, the term Reinsurance Premiums shall mean the premium collected by the Company, for such then current accounting period, from the policyholder times the Quota Share Percentage Reinsured as set forth in Schedule B.

6.02
Decrease in Modified Coinsurance Reserve. The Company shall pay the Reinsurer, for each and every accounting period for the duration of this Agreement, the amount by which the total modified coinsurance reserve, as defined in Article 10, "Reserves", in the aggregate on the Policies has declined since the beginning of such then current accounting period, if any, as defined in Schedule C. The amount of such decrease for such then current accounting period shall be determined by subtracting the amount of the modified coinsurance reserve on the Policies as of the end of the current accounting period, from the amount of the modified coinsurance reserve on the Policies as of the end of the immediately preceding accounting period. Should such calculation result in a positive number, this shall be the amount of the decrease for the current accounting period. Should such calculation result in a negative number, the amount of decrease for the current accounting period shall be zero or none. The result is further multiplied by the Quota Share Percentage Reinsured, as set forth in Schedule B.

6.03
Consideration for Net Investment Income. The Reinsurer is obligated, in accordance with Article 7.03, "Increase in Modified Coinsurance Reserve", to return all or a portion of the initial Reinsurance Premium to the Company as an initial modified coinsurance reserve adjustment. Under coinsurance, the Reinsurer would retain all such monies for its own account and enjoy the investment income thereon to help defray the liabilities of the Policies. However, under modified coinsurance, the Reinsurer has allowed the Company to retain such assets but it is not the intent of the parties that the Reinsurer should be denied the investment income on such monies. Therefore, the Company agrees to remit, for each and every accounting period for the duration of this Agreement, as part of the quarterly cash flow settlements to the Reinsurer, the investment income on such assets as provided for in Schedule E. However, no capital gains or losses associated with credit-related events will be included in the net investment income. Instead, a default risk charge will be made to compensate for potential or active losses which might arise due to Credit-Related Defaults. Such charge will reduce net investment income using the Company's normal procedures. Furthermore, the parties agree that retention of the assets by the Company is not intended to in any way diminish or dilute the investment risk transferred to the Reinsurer through the calculation of the investment income amount in Schedule E. The result is further multiplied by the Quota Share Percentage Reinsured, as set forth in Schedule B.

6.04
Mutual Fund Revenue. The Company agrees to remit, for each and every accounting period for the duration of this Agreement, as part of the quarterly cash flow settlements to the Reinsurer, the Mutual Fund Revenue on Separate Account assets multiplied by the Quota Share Percentage Reinsured, as set forth in Schedule B.

6.05	Quarterly Cash Flow Settlement. The parties agree to pay a quarterly cash flow settlement on the Policies as set forth in Schedule C.

6.06                      Due Dates. The quarterly cash flow settlement shall be due and payable as set forth in Schedule C.
6.07
Estimates and Delays. If the amount of the quarterly cash flow settlement cannot be determined as of the due dates, as defined in Schedule C on an exact basis, such payments will be paid in accordance with a mutually acceptable formula which will approximate the actual payments.

6.08    Reinstatement of Reinsurance. If reinsurance coverage for Policies is terminated under Article 14.01
"Nonpayment by Company", the Policies may be reinstated, subject to approval by the Reinsurer and payment of all settlements past due. The Reinsurer shall not be liable for any claims incurred, nor shall they benefit from any positive settlement statement payments associated with such policies, between the date of termination and the date of reinstatement of the reinsurance.

6.09
Administration of Reinsurance. Reporting periods, due dates, reporting requirements, quarterly cash flow settlement preparation and payments, and responsible parties are more fully described in Schedule C attached hereto.

ARTICLE 7
PAYMENTS BY REINSURER

7.01
Commissions. The Reinsurer shall reimburse the Company for the commissions and overrides actually paid by the Company for such then current accounting period on the Policies eligible for commission for each and every accounting period for the duration of this Agreement, provided no increase in the dollar amount of compensation or reimbursement has been made in any producer or agency contract without the express written consent of the Reinsurer. The Reinsurer shall not unreasonably withhold such consent. The result is further multiplied by the Quota Share Percentage Reinsured, as set forth in Schedule B.

7.02
Administration Expense Allowance. The Reinsurer shall reimburse the Company for the expenses it incurs from the underwriting and issuance of the new Policies and the on-going cost of administration on the Policies. Such amount shall be as defined in Schedule D. Schedule D charges shall remain in effect for the first three (3) years of this Agreement, but may be renegotiated at three (3) year intervals thereafter. Any Expense Allowances that are to be multiplied by the Quota Share Percentage Reinsured, as set forth in Schedule B, will be noted accordingly in Schedule D.

7.03
Increase in Modified Coinsurance Reserve. The Reinsurer shall pay the Company, for each and ng period for the duration of this Agreement, the amount by which the modified coinsurance reserve, as defined in Article 10, "Reserves", in the aggregate on the Policies, has increased since the beginning of such then current accounting period, if any. The amount of such increase for such then current accounting period shall be determined by subtracting the amount of the modified coinsurance reserve on the Policies as of the beginning of the then current accounting period, from the amount of the modified coinsurance reserve on the Policies as of the end of the then current accounting period. Should such calculation result in a positive number, this shall be the amount of the increase for the current accounting period. Should such calculation result in a negative number, the amount of the increase for the current accounting period shall be zero or none. The result is further multiplied by the Quota Share Percentage Reinsured, as set forth in Schedule B.

7.04
Benefits. The Reinsurer shall pay the Company the amount of any claim or surrender paid by the Company to the policyholder, for the then current accounting period, times the Quota Share Percentage Reinsured, as set forth in Schedule B. All claims must qualify for reimbursement in accordance with Article 8, "Death Claims", and Article 9, "Disputed Claims". However, for the portion of the Reinsured Amount in excess of the Reinsurer's Retention, it is acknowledged and understood by the parties that such excess payment may be paid by the Reinsurer's claims paying Designee directly to the Company. The Reinsurer's payment along with the payment made by the claims paying Designee shall constitute the Reinsurer's full liability and shall release the Reinsurer from any further liability associated with such claim. The Reinsurer's liability to pay is expressly conditioned on the claim qualifying for reimbursement as set forth in this Agreement. If the claim qualifies for reimbursement and any claims paying Designee fails to make a payment, the Reinsurer must make that payment as if the claims paying Designee did not exist. The Reinsurer shall be entitled to recover from the Company, through offset or otherwise, any amounts paid by the Reinsurer on claims that are subsequently determined as not qualifying for reimbursement.

7.05	Claim Expenses. The Reinsurer shall pay its proportionate share of expenses incurred in connection with a Policy claim, in accordance with Article 8.05, "Expenses."
7.06
Allowances for Premium Taxes. The Reinsurer shall reimburse the Company for state premium taxes payable by the Company with respect to the Policies. Each quarterly cash flow settlement will include a charge to the Reinsurer for state taxes attributable to such then current accounting period.

The reimbursement for state premium taxes shall equal the Reinsurance Premium for each Policy, as defined in Article 6.01, "Reinsurance Premiums", for such then current accounting period, multiplied by the state specific tax applicable to each respective Policy, as defined in Exhibit D and as may be amended from time to time for each and every accounting period for the duration of this Agreement.

In addition and
(a)	for a limited period of 18 months from the Effective Date of this Agreement and

(b)	to the extent that the municipal and / or other local premium taxes (hereafter, "Municipal Taxes") exceed 0.50% of the Reinsurance Premiums on any Policy during any accounting period,

the Company reserves the right to require reimbursement from the Reinsurer for Municipal Taxes. Such reimbursement shall be equal to (A times B) less (C times D) less E where

A =the cumulative Reinsurance Premiums from the Effective Date of this Agreement for
Policies incurring Municipal Taxes;

B =the applicable Municipal Tax rate for Policies incurring Municipal Taxes;

C =the cumulative Reinsurance Premiums from the Effective Date of this Agreement;

D =0.07%, representing the assumed expense allowance intended to compensate the
Company for Municipal Tax expense; and

E =zero in the first accounting period for which the Municipal Tax reimbursement is first paid by the Reinsurer and thereafter all payments for Municipal Taxes made by the Reinsurer in prior accounting periods.

The Company will provide documentation acceptable to the Reinsurer for the Municipal Tax to be reimbursed. After such 18 month period, the Company shall no longer have the right to require Reinsurer reimbursement for Municipal Tax.

Both the Company and the Reinsurer agree to review the risk exposure related to Municipal Taxes periodically throughout the life of this Agreement and may, with the mutual consent of both parties, amend this Article 7.06 as it relates to Municipal Tax reimbursement. Such amendment may lead to a reduction or extension in the stated period or some other remedy that results in equitable treatment for the Company and the Reinsurer as it relates to Municipal Taxes at the time of such amendment.

7.07	Quarterly Cash Flow Settlement The parties agree to pay a quarterly cash flow settlement on the Policies as set forth in Schedule C.

7.08   Due Dates. The quarterly cash flow settlement shall be due and payable as set forth in Schedule C.

7.09
Estimates and Delays. If the amount of the quarterly cash flow settlement cannot be determined as of the due dates, as defined in Schedule C on an exact basis, such payments will be paid in accordance with a mutually acceptable formula which will approximate the actual payments.

ARTICLE 8
DEATH CLAIMS

8.01   Proofs. The Company shall promptly provide the Reinsurer or its claims paying Designee with proper claim proofs, including a copy of the proof of payment by the Company, a copy of the insured's death certificate, or other acceptable documentation of death under the terms of the Policy, and the necessary police reports in the event of an accidental death. In addition, for disputed claims in the contestable period, the Company shall also send the Reinsurer and its claims paying Designee a copy of all claims papers in connection with the claim. The Reinsurer or its claims paying Designee reserves the right to request commercially reasonable additional information on any claim.

8.02
Claims Adjudication. The Company agrees to act in good faith and in accordance with its standard claims practices applicable for all claims, regardless if reinsured, when enforcing the terms and conditions of the Policies in connection with the administration, negotiation, payment, denial or settlement of a claim.

8.03   Payment. For non-disputed claims, the Reinsurer shall accept the good faith decision of the Company and shall pay the Company the Reinsured Amount on which Reinsurance Premiums have been computed and paid, once the Company provides proper claim proofs in accordance with Article 8.01, "Proofs". However, such payment shall be subject to the terms and conditions specified in this Agreement. Payment of the Reinsured Amount for the reinsured death proceeds shall be made in one lump sum, regardless of the Company's settlement options.

8.04                  Maximum Reinsurance Recoverable. The total reinsurance recoverable from all reinsurers by the
Company, including the Reinsurer and claims paying Designee, shall not exceed the Company's total contractual liability on the Policy, less the amount retained by the Company. The maximum reinsurance Death Benefit payable to the Company under this Agreement is the Reinsured Amount. Any settlement amounts in excess of the Reinsured Amount voluntarily made by the Company are not reinsured hereunder. The Reinsurer shall pay its proportionate share of the interest that the Company pays on the death proceeds until the Company's date of settlement, provided that the interest rate applied does not exceed the amount provided by state statute.

8.05
Expenses. The Reinsurer's liability shall include reimbursement for certain reasonable documented third-party expenses incurred by the Company and approved by the Reinsurer, such approval not to be unreasonably withheld, in connection with, investigating, defending or settling a Policy claim, provided the Reinsurer has not discharged its liability pursuant to Article 9, "Disputed Claims". In no event shall such expense reimbursement include any of the following:

a.	salaries of employees of the Company or home office expenses;

b. routine investigative or administrative expenses;

c.	expenses incurred in connection with a dispute or contest arising out of conflicting claims of entitlement of the Policy proceeds or benefits that the Company may admit are payable;

d.	a gratuitous or ex gratia payment made by the Company.

8.06                  Misrepresentation or Suicide. If the Company returns premium on a Policy to the policyowner or beneficiary as a result of misrepresentation or suicide of the insured, then all premiums and consideration paid under this Agreement for such Policy will be returned by the Reinsurer and the Company to the other party in lieu of any other form of reinsurance benefit payable under this Agreement.

8.07
Misstatement of Age or Sex. In the event of a change in the amount of the Company's liability on a Policy due to a misstatement of age or sex, the Reinsurer's liability shall change proportionately. The specified amount of the Policy shall be adjusted from the inception of the Policy, and any difference in premiums and considerations paid under this Agreement shall be settled without interest.

8.08
Claims Notice. Following receipt of notice of a death claim involving a Policy or Policies covered by this Agreement, the Company shall notify the Reinsurer, as soon as reasonably possible, of the pending claim or claims.

ARTICLE 9

DISPUTED CLAIMS

9.01
Disputed Claims Notice. The Company shall notify the Reinsurer and its claims paying Designee of the Company's intention to contest, compromise or litigate a claim involving a Policy ("Disputed Claim"). The Company shall also promptly disclose all information involving the Policy claim.

9.02   Opt Out. If the Reinsurer should decline to participate in the contest, compromise or litigation, with respect to a Disputed Claim ("Opt Out"), the Reinsurer may then release all of its liability by paying the Company the Reinsured Amount for the Policy and will not share in any subsequent increase or reduction in liability.

9.03
Reduction in Liability. If the Reinsurer does not Opt Out, and the Company's contest, compromise, or litigation results in a reduction in its liability, the Reinsurer shall share in the reduction in the proportion that the Reinsurer's liability bears to the total liability on the insured's date of death.

9.04
Reinsurer's Participation in Expenses. The Reinsurer shall pay its Quota Share Percentage Reinsured, as set forth in Schedule B, of approved reasonable documented third-party investigation and legal expenses, with respect to a Disputed Claim, connected with the litigation or settlement of contractual liability claims unless the Reinsurer has released its liability, in which case the Reinsurer shall not participate in any expenses after the date of release. Such expenses shall be approved by the Reinsurer and will not be unreasonably withheld.

9.05                    Exclusions. Claim expenses do not include those expenses mentioned in Article 8.05, "Expenses".

ARTICLE 10

RESERVES

The modified coinsurance reserves shall be an amount equal to the Gross Statutory Reserve on that portion of the Policies as of the close of such accounting period for which this calculation is being made. For the first accounting period after the Effective Date of this Agreement, the beginning modified coinsurance reserve for purposes of the calculation of increase or decrease in modified coinsurance reserve shall be zero as of the Effective Date of this Agreement.

ARTICLE 11

EXTRACONTRACTUAL DAMAGES

11.01
Reinsurer's Liability. It is understood that the Reinsurer shall not participate in Punitive Damages or Compensatory Damages that are awarded against the Company as a result of an act, omission, or course of conduct committed solely by the Company, its agents, or representatives in connection with claims covered under this Agreement. The Reinsurer will, however, pay its share of Statutory Penalties awarded against the Company in connection with claims covered under this Agreement if the Reinsurer elected in writing to join in the contest of the coverage in question.

11.02
Reinsurer's Limited Participation. The parties recognize that circumstances may arise in which equity would require the Reinsurer, to the extent permitted by Law, to share proportionately in Punitive Damages and Compensatory Damages. Such circumstances are those in which the Reinsurer was an active party and, in writing, recommended, consented to, or ratified the act or course of conduct of the Company that ultimately resulted in the assessment of the extra-contractual damages. In such situations, the Reinsurer and the Company may share such damages so assessed, in equitable proportions. For purposes of this Article 11.02, the following are examples of where the Reinsurer's conduct may give rise to such responsibility:

a.	the Reinsurer has actively taken control of the litigation and is directing the Company's action; and

b.	the Reinsurer is attempting to compel acceptance of its direction by a specific written threat of withholding payment of reinsurance proceeds.

The parties further agree that the mere decision to participate in a contest is not a sufficiently direct, active, decision making role so as to give rise to extracontractual damages nor is the provision of advice concerning a claim that was solicited by the Company.

ARTICLE 12
POLICY CHANGES, CONTINUATIONS, REDUCTIONS, AND INCREASES

12.01
Policy Changes. Whenever a change is made in the status, plan, amount, risk classification or other feature of a Policy, the Reinsurer shall, upon receipt of notification of the change, provide adjusted reinsurance coverage in accordance with the provisions of this Agreement. The Company shall notify the Reinsurer of any change due to such adjusted reinsurance coverage in the Company's next billing statement.

a.
Risk Classification Changes. If the insured requests a table rating reduction or removal of a flat extra premium charge, such change shall be underwritten according to the Company's normal underwriting practices. Risk classification changes on facultative Policies shall be subject to the Reinsurer's or facultative underwriting Designee's approval. Any reinsurance coverage shall be adjusted accordingly.

b.
Reinstatements. If the Company terminates a Policy reinsured on an Automatic Reinsurance basis, due to the policyholder's actions or directions, and such a Policy is reinstated in accordance with its terms and the Company's rules and procedures as disclosed to the Reinsurer, the Reinsurer shall, upon notification of reinstatement, reinstate the reinsurance coverage. If the Company terminates a Policy reinsured on a Facultative Reinsurance basis, due to the policyholder's actions or directions, and such Policy is reinstated, the Company shall resubmit the case to the Reinsurer and its facultative underwriting Designee for underwriting approval before the reinsurance can be reinstated. The Reinsurer shall not be liable for any claims incurred between the date of termination and the date of reinstatement of the reinsurance.

c.
Restorations. If a Policy is restored pursuant to any state Law or regulation that requires reinstatement or restoration of a Policy following a "free look" period allowed to the policyholder for a proposed replacement policy, and said replacement policy is subsequently rejected by the policyholder, the Reinsurer agrees to restore reinsurance of the Policy under its original terms and conditions as set forth herein. The foregoing shall apply to Automatic and Facultative Reinsurance.

12.02
Continuations. If the Company issues a Continuation, as defined in this Article 12.02, it agrees to reinsure this Continuation with the Reinsurer, in an amount not to exceed the original amount reinsured hereunder immediately prior to the effective date of the Continuation.

A Continuation is a new Policy that is a term conversion, replacement to an existing Policy, or a change to an existing Policy issued in compliance with the terms of the original Policy or satisfying any one of the following conditions:

a.	the continuing Policy is issued without the same new underwriting information the Company would normally obtain for a newly issued policy; or

b.	the continuing Policy is issued without a suicide exclusion or contestable period for the same period of time as those contained in other newly issued policies; or

c.	the Company may not pay the same commissions to its agent in the first year that it would normally pay for a newly issued policy.

A policy that is a Continuation of a policy previously reinsured with the Reinsurer shall be reinsured under this Agreement.

A policy that is a Continuation of a policy not previously reinsured with the Reinsurer shall not be reinsured under this Agreement if:

a. the policy is reinsured under a separate agreement or
b. without reinsurance terms agreed upon by the Company and Reinsurer.

The Reinsurer's approval will be required if the original policy was reinsured on a Facultative Reinsurance basis.

If a policy resulting from an exchange or replacement is treated as new business, then the reinsurance will also be considered new business, and the provisions of Articles 3, "Automatic Reinsurance", and 4, "Facultative Reinsurance", shall apply to such policy as they would to any other new business.

12.03
Reductions. Whenever retained individual life insurance coverage on the insured life terminates, lapses, or reduces, the Reinsured Amount of the Policy shall be reduced proportionately. The reduction in reinsurance shall be effective on the same date as the termination, lapse, or reduction of the underlying policy. The reduction in the reinsurance shall be proportional to the share of risk covered by the Reinsurer before the reduction.

12.04
Non-Contractual Increases. If the amount of life insurance on a Policy is increased as the result of a non- contractual change, the increase is subject to new underwriting and shall be underwritten by the Company in accordance with its normal underwriting standards and practices. For purposes of this Agreement, such an increase shall be considered as new reinsurance and shall be subject to all terms and conditions set forth herein. The Reinsurer's or facultative underwriting Designee's approval is required if the original Policy was reinsured on a Facultative Reinsurance basis, or if the new amount of coverage causes the Reinsured Amount on the insured's life to exceed either the Automatic Acceptance Limit or the Jumbo Limits as specified in Schedule B.

12.05
Contractual Increases. If the amount of life insurance on a Policy is increased, (a) the increase is not subject to new underwriting evidence in accordance with the Company's normal underwriting standards and practices, and (b) the maximum amount of increase was known at the time of issue of the Policy, the increase shall be Automatically reinsured, provided that the Reinsured Amount does not exceed the Automatic Acceptance Limits specified in Schedule B. The Company and the Reinsurer will share the increased amount proportionately. Any other contractual increase not subject to new underwriting shall not be reinsured under this Agreement.

TERMINATIONS BY COMPANY

There shall be no right of recapture due to increases to the Company's Maximum Dollar Retention. However, upon the occurrence of any of the events as described in this Article 13, the Company may terminate this Agreement for new and in force business as outlined below and in accordance with the attached Special Termination Settlement in Exhibit B. As of the termination date, the Reinsurer will have no further liability under this Agreement.

13.01
Nonpayment by the Reinsurer. If the quarterly cash flow settlement is not paid within thirty (30) calendar days of the due date, as set forth in Schedule C, for reasons other than those due to Error as defined in Article 15, "Errors and Omissions," the Company may exercise its right of termination and shall give the Reinsurer a thirty (30) calendar day written notice, as per Article 23.07, "Notices", of its intent to terminate. The reinsurance automatically terminates at the end of such thirty (30) calendar day notice period for all reinsurance on which balances remain due and unpaid, including reinsurance on which balances become due and unpaid during and after the 30-day notice period, provided the settlement payment is not received within that 30-day period. However, the Reinsurer shall remain liable for any settlement or claim incurred prior to the final date of termination. The Reinsurer shall not discontinue payment of a quarterly cash flow settlement to avoid reinsurance.

13.02
Breach of Representations. The Company may exercise it right of termination upon a violation by the Reinsurer of any term or condition of this Agreement per Article 22, "Representations and Covenants", and failure to remedy the breach within the stated Notification Period, as defined by Article 22, "Representations and Covenants".

13.03	Insolvency of the Reinsurer. In the event of the Insolvency of the Reinsurer as defined in Article 17, "Insolvency", the Company shall be permitted to exercise its right of termination.

13.04
Change in Control. A change in control (more than 49% to other than the Reinsurer's Member Firms or their affiliated persons) of the common stock of the Reinsurer, without the express written consent of the Company, except that any reorganization of the Reinsurer's shares to facilitate a holding company reorganization with such new holding company materially controlled by the same entities or individuals as the Reinsurer shall not be considered a change in control as contemplated by this Article 13.

13.05
Other Material Breach. Notwithstanding the notice requirement set forth in Article 26.02, "Closure for New Reinsurance", the Company may terminate this Agreement with respect to the reinsurance of new business due to a material breach of this Agreement if such breach is not cured within a commercially reasonable time after the date such breach becomes known to the Reinsurer and the remedy is within all relevant Laws.

ARTICLE 14
TERMINATIONS BY REINSURER

If the Company experiences any one of the events as described below, the Reinsurer may terminate this Agreement as outlined below, in accordance with the attached Special Termination Settlement in Exhibit B. The right to terminate reinsurance shall not prejudice the Reinsurer's right to collect any and all settlements for the period during which reinsurance was in force prior to expiration of the notice of intent to terminate.

14.01
Nonpayment by Company. The payment of a quarterly cash flow settlement is a condition precedent to the liability of the Reinsurer. If the settlement is not paid within thirty (30) calendar days of the due date, for reasons other than those due to Error as defined in Article 15, "Errors and Omissions," the Reinsurer may exercise its right of termination and shall give the Company a thirty (30) calendar day written notice, as per Article 23.07, "Notices", of its intent to terminate. Reinsurance shall automatically terminate at the end of such 30-day notice period for all reinsurance on which balances remain due and unpaid, including reinsurance on which balances become due and unpaid during and after the 30-day notice period, provided the settlement payment is not received within that 30-day period. The Company agrees to maintain reinsurance of a Policy in force in accordance with the terms of this Agreement, for as long as the Policy remains in force. The Company shall not discontinue payment of a quarterly cash flow settlement to avoid reinsurance.

14.02
Material Breach. Notwithstanding the notice requirement set forth in Article 26.02, "Closure for New Reinsurance", the Reinsurer may terminate this Agreement with respect to the reinsurance of new business due to a material breach of this Agreement if such breach is not cured within a commercially reasonable time after the date such breach becomes known to the Company and the remedy is within all relevant Laws.

23NM001_00_00_01012008

ERRORS AND OMISSIONS

15.01
Errors. Any unintentional or accidental failure of the Company or the Reinsurer to comply with the terms of this Agreement which is shown to be the result of an error, oversight, omission or misunderstanding in the administration of the reinsurance (collectively referred to as "Errors") shall not be deemed a breach of this Agreement. Upon discovery, however, the Errors shall be corrected so that both parties are restored to the position they would have occupied had the Error not occurred. If it is not possible to restore both parties to such a position, the Company and the Reinsurer shall negotiate in good faith to equitably apportion any resulting liabilities and expenses. Where the Errors affect the administration of the direct insurance, the Company shall correct the Errors on the policy and where the Errors affect the administration of the Agreement, both the Company and the Reinsurer shall enable the appropriate corrections.

15.02
Limitations. The Reinsurer shall not provide reinsurance for policies that do not satisfy the terms and parameters of this Agreement nor shall the Reinsurer be responsible for negligent or deliberate acts or for repetitive Errors in administration by the Company. If either party determines that the Company has failed to comply with the reporting requirements pursuant to this Agreement, the Reinsurer may require the Company to audit its records for similar Errors and the Company shall use commercially reasonable efforts to avoid similar Errors in the future.

24 NMOO1_00_00_01012008

ARTICLE 16

INSPECTION OF RECORDS

The Company, the Reinsurer or its Designee may at its sole expense audit, inspect and examine, any and all books, records, statements, correspondence, reports, trust accounts and their related documents or other documents that relate to the Policies provided that a reasonable advance notice has been given to the other party. For instance, other documents related to the Policies shall include management's documentation and assessment of internal controls in compliance with the Sarbanes Oxley Act of 2002 Sec. 404, if applicable.

Inspection shall be performed during the normal business hours and at the office of the party where the records to be inspected are routinely housed. The party wishing to make the inspection shall notify the other party in writing of its desire to make such an inspection and of the documents or information it desires to review. The party whose records are to be inspected shall promptly respond to the requesting party and make arrangements for a mutually acceptable time for the inspection. The audited party agrees to provide a reasonable workspace for such audit, inspection or examination and to cooperate fully and to faithfully disclose the existence of and produce any and all necessary and reasonable materials requested by such auditors, investigators, or examiners. The expense of the respective party's employee(s) or authorized representative(s) engaged in such activities shall be borne solely by such party.

INSOLVENCY

For purposes of this Agreement, "Insolvency" shall occur when a party to this Agreement:

a.
Applies for or consents to the appointment of a receiver, rehabilitator, conservator, liquidator or statutory successor (hereinafter referred to as the Authorized Representative) of its properties or assets; or

b.	Is adjudicated as bankrupt or insolvent; or

c.
Files or consents to the filing of a petition on bankruptcy, seeks reorganization or an arrangement with creditors or takes advantage of any bankruptcy, dissolution, liquidation, rehabilitation, conservation or similar Law or statute.

17.01
Insolvency of the Company. In the event of Insolvency of the Company, all reinsurance payments payable in accordance with the terms of this Agreement shall be payable by the Reinsurer directly to the Company, its liquidator, receiver or statutory successor, without diminution because of the Insolvency of the Company. It is understood, however, that in the event of such Insolvency, the liquidator, receiver or statutory successor of the Company shall give written notice to the Reinsurer of the pendency of a claim against the Company on a risk reinsured hereunder within a reasonable time after such claim is filed in the Insolvency proceeding. Such notice shall indicate the policy reinsured and whether the claim could involve a possible liability on the part of the Reinsurer. During the pendency of such claim, the Reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses it may deem available to the Company, its liquidator, receiver or statutory successor. It is further understood that the expense thus incurred by the Reinsurer shall be chargeable, subject to court approval, against the Company as part of the expense of liquidation to the extent of a proportionate share of the benefit that may accrue to the Company solely as a result of the defense undertaken by the Reinsurer. Where two or more reinsurers are participating in the same claim and multiple reinsurers elect to interpose a defense or defenses to any such claim, the expense shall be apportioned among the reinsurers in the same proportion that the reinsurers' net liability bears to the sum of the net liability of all reinsurers participating in the defense. The Reinsurer shall be liable for the amounts payable under this Agreement and shall not be, nor become, liable for any amounts or reserves to be held by the Company on the Policies.

17.02
Insolvency of the Reinsurer. In the event of Insolvency of the Reinsurer, the Company may cancel this Agreement for new business by promptly providing the Reinsurer or its Authorized Representative with written notice of cancellation, to be effective as of the date on which the Reinsurer's Insolvency is established by the authority responsible for such determination. Any requirement for a notification period prior to the cancellation of the Agreement would not apply under such circumstances. Should the company exercise its right to terminate, it must be in accordance with Article 13, "Terminations by the Company".

In the event of the Insolvency of either party, the rights or remedies of this Agreement will remain in full force and effect.

ARTICLE 18

OFFSET

All amounts due or otherwise accrued to any of the parties hereto, whether by reason of premiums, losses, expenses, reversal of claims previously paid or otherwise, under this Agreement, shall at all times be fully subject to the right of offset and only the net balance shall be due and payable. The right of offset shall not be affected or diminished because of the Insolvency of either party.

ARTICLE 19
DEFERRED ACQUISITION COST TAX

The parties hereby agree to the following in accordance with Internal Revenue Regulation 1.848(g)(8) issued December 29, 1992 under Section 848 of the Internal Revenue Code:

•	to exchange information pertaining to the amount of net consideration under this Agreement not later than May 1st for each and every taxable year for which this treaty is in effect; and

•
that the party with net positive consideration, as defined in the regulations promulgated under Internal Revenue Code Section 848, will capitalize specific policy acquisition expenses with respect to this Agreement without regard to the general deductions limitation of Internal Revenue Code Section 848(cX1); and

•	that the other party may challenge such calculation within ten (10) business days of receipt of the such net positive consideration calculation; and

•
that should the other party challenge such calculation and the parties are unable to agree as to the appropriate methodology they shall refer such dispute to an outside tax consultant neutral to the parties; with such incurred expense equally borne by the parties..

Both the Company and the Reinsurer represent and warrant that they are subject to U.S. taxation under either Subchapter L of Chapter I, or Subpart F of Subchapter N of Chapter 1 of the Internal Revenue Code of 1986, as amended.

ARTICLE 20
ARBITRATION

20.01
General. Any dispute or other matter in question between the Company and the Reinsurer arising out of, or relating to, the formation, interpretation, performance, or breach of this Agreement, whether such dispute arises before or after termination of this Agreement, and whether in contract, tort, or otherwise, shall be settled by arbitration.

20.02
Notice. To initiate arbitration, either the Company or the Reinsurer shall notify the other party in writing of its desire to arbitrate. The notice shall identify the claimant, the contract at issue, and the nature of the claims and/or issues. Notice shall be sent via certified mail, with return receipt, or another service, which produces a receipt. The arbitration shall be deemed to have been commenced on the date the notice of arbitration is received.

20.03
Procedure. There shall be three neutral arbitrators who shall each have no less than ten (10) years of insurance or reinsurance industry experience and who are current or former officers of life insurance or life reinsurance companies other than the parties to this Agreement, their affiliates or subsidiaries. The arbitrators shall not be under the control of any party to the arbitration or to this Agreement, nor shall any member of the panel have a financial interest in the outcome of the dispute. Within thirty (30) days following the commencement of the arbitration proceedings, each party shall provide the other with the identification of their appointed arbitrator, and provide a copy of the arbitrator's curriculum vitae. If either party refuses or neglects to appoint an arbitrator within thirty (30) days, the other party may appoint the second arbitrator to act as the appointed arbitrator for the defaulting party by providing notice and a copy of the arbitrator's curriculum vitae. The first two arbitrators shall appoint a third arbitrator (the "Umpire"). If the two arbitrators are unable to agree upon the selection of an Umpire within thirty (30) days following their appointment, each arbitrator shall nominate three (3) candidates within ten (10) days thereafter, two of whom the other party shall decline and the decision shall be made by drawing lots. In the event any arbitrator fails, refuses, or becomes unable to act as such before an award has been rendered, a successor shall be selected in the same manner as the original arbitrator.

The claimant and respondent shall each submit initial briefs to the panel outlining the issues in dispute and the reasons for their respective positions within thirty (30) days of the notice of the appointment of the Umpire.

The arbitrators shall consider this Agreement an honorable engagement rather than merely a legal obligation, and the panel shall make its decision with consideration given to the custom and usage of the life insurance and life reinsurance industry. The arbitrators shall have the power to determine all procedural rules of the arbitration, including, but not limited to inspection of documents, examination of witnesses, and any other matter related to the conduct of the arbitration. The panel and the Umpire shall have the authority to issue subpoenas (including subpoenas to third party witnesses) and other orders to enforce their decisions. Ex parte communications with arbitrators shall not be permitted at any time after the appointment. The arbitrators shall recognize the attorney/client privilege and the attorney work product doctrine. Neither a party nor an arbitrator may disclose the existence, content, or result of any arbitration hereunder, except to the extent such disclosure may be required for review and enforcement by a court of competent jurisdiction, to support reinsurance or retrocessional recoveries, or as otherwise agreed by the parties. The location of all proceedings shall be Chicago, Illinois unless the parties agree otherwise.

The panel may issue orders for interim relief upon showing of good cause, including pre-award security. Absent good cause for an extension as determined by the panel, the panel shall render the final award within nine (9) months of the appointment of the Umpire, unless the parties agree otherwise, and within thirty (30) days after the date of the closing of the hearing. The panel is authorized to award any remedy or sanctions allowed by applicable Law, including, but not limited to monetary damages, equitable relief, pre or post award interest, costs of arbitration, attorneys fees, and other final or interim relief; provided that arbitrators shall not be empowered to award damages in excess of compensatory damages. The decision of the arbitrators shall be made by majority rule, and shall be final and binding on both parties. Either party to the arbitration may petition any court having jurisdiction over the parties to reduce the decision to judgment. Unless the arbitrators decide otherwise, each party shall bear the expense of its own arbitration activities, including its appointed arbitrator and any outside attorney and witness fees. The parties shall jointly and equally bear the expense of the Umpire and other costs of the arbitration.

The provisions of this Article 20 shall be governed by the AIDA Reinsurance and Insurance Arbitration Society (ARIAS.US).

ARTICLE 21
GOOD FAITH AND CONFIDENTIALITY

21.01
Utmost Good Faith. The parties agree that this Agreement is entered into with the understanding that the principles of utmost good faith traditional to reinsurance shall be adhered to in the formation and performance of this Agreement and shall govern the parties' rights and obligations. This Agreement is entered into in reliance of the utmost good faith of the parties including, for example, their warranties, representations and disclosures.

21.02
Duty to Disclose. This Agreement requires the continuing utmost good faith of the parties, their representatives, successors, and assigns. This includes, but is not limited to, a duty of full and fair disclosure, as reasonably determined by an independent actuary, of all information respecting the formation and continuation of this Agreement, and the Policies reinsured hereunder and the duty to make true and complete representations in such disclosures.

21.03
Affirmation by the Company. The Company affirms that it has disclosed and shall continue to disclose to the Reinsurer all matters material to this Agreement, such as its underwriting and policy issue practices (i.e. rules and philosophies), its claims practices, any changes to product loads, charges, or features, its financial condition, and any change in its ownership or control.

21.04
Affirmation by the Reinsurer. The Reinsurer affirms that it has disclosed and shall continue to disclose to the Company all matters material to this Agreement, such as its risk and capital management practices (i.e. philosophies), its financial condition, and any change in its ownership or control.

21.05
Confidentiality. Each party shall hold the Confidential Information, as defined in Article 25, in strict confidence. Each party shall take all reasonable steps to assure that Confidential Information which has or will come into the possession or knowledge of the other in connection with this Agreement shall not be disclosed directly or indirectly to any third party, in whole or in part, without the prior express written consent of the other party unless applicable statute, Law, or regulation requires or permits such disclosure or as otherwise provided herein.

a.           Permitted Disclosure and Use of Confidential Information. Each party agrees not to use, disclose or distribute any Confidential Information except as necessary to perform the terms of this Agreement. Each party warrants that it will protect and maintain the Confidential Information related to this Agreement with reasonable care, which shall not be less than the degree of care it uses to protect and maintain its own Confidential Information. Each party represents and agrees that it shall not disclose Confidential Information on other than a "need to know basis" and then only to: (a) employees, officers or agents engaged in a use permitted hereby; (b) affiliates and subsidiary companies provided they shall be restricted in use and subsequent disclosure to the same extent as provided in this Article 21; (c) Designees and third party service providers solely for use in connection with the provision of services under the terms of this Agreement; provided that the agreements with the Designees and third party service providers shall have reasonable standards for maintaining Confidential Information and (d) Member Firms.

Either Party shall not duplicate any material containing Confidential Information except in the direct performance of its obligations under the terms of this Agreement.

The Company shall not use Confidential Information obtained through the course of this Agreement to perform studies, develop products or otherwise market to persons reasonably expected to fall within the target market of the Member Firms.

b.
Legal Requirement to Disclose Confidential Information. If either party to this Agreement receives a subpoena or other validly issued administrative or judicial process demanding Confidential Information, it shall promptly notify the other party of such receipt and tender to it the defense of such demand. After providing such notification, the party receiving the notice shall be entitled to comply with such subpoena or other process to the extent required or permitted by Law. Notwithstanding the fact that a portion of Confidential Information is or may become non-confidential, each party's obligations under this Agreement will continue to apply to all other Confidential Information.

c.
Unauthorized Disclosure Of Confidential Information. Both parties shall: (a) promptly notify the other party of any unauthorized possession, use or knowledge, or attempt thereof, of Confidential Information by any person or entity that may become known, (b) promptly furnish to the other Party full details of the unauthorized possession, use or knowledge, or attempt thereof, and assist in the investigation or prevention of a recurrence of any unauthorized possession, use or knowledge, or attempt thereof, of Confidential Information, (c) cooperate in any litigation and investigation against third parties deemed necessary by either party to protect its proprietary rights, and (d) use reasonable steps to prevent a recurrence of any such unauthorized possession, use or knowledge, of Confidential Information.

d.
Reinsurer Liability for Breach of Confidentiality Relating to Customer Information: The Reinsurer shall bear the cost incurred as a result of compliance with this Article 21 subject to a cap on liability equal to the lesser of (a) the cost of actual damages arising out of breaches of confidentiality that lead to the release or misuse of Customer Information and (b) as of the Effective Date of this Agreement, $55.00 per insured. For the avoidance of doubt, the $55.00 amount is intended to provide a sense of the extent to which the Reinsurer is liable for breaches of confidentiality relating to Customer Information as of the Effective Date. If and when such amount needs to be determined for the purposes of this Article 21, adjustment would be made to reflect inflation.

For purposes of this Article 21, actual damages include only those third party expenses associated with (a) notifying, (b) servicing (as set out in the Company's privacy policies and procedures), and (c) providing credit monitoring services to affected individuals. These expenses shall be documented and submitted to the Reinsurer by the Company and are subject to prior approval by the Reinsurer. The Reinsurer shall not unreasonably withhold such approval.

e.
Protection of Confidential Information: Upon the completion or termination of normal business use, the Reinsurer shall return or destroy, to the extent reasonably practical and at its own determination, any Confidential Information in the Reinsurer's possession or control. Reinsurer shall safeguard all Confidential Information that cannot be returned or destroyed.

f.
Regarding Reinsurer Designees: The Reinsurer shall be responsible if Customer Information provided by the Reinsurer to the Designee is the source of a breach in confidentiality. The Reinsurer shall be liable for such breach to the same extent as provided above in this Article 21. Further, such liability shall be limited as provided above in this Article 21.

Notwithstanding the preceding, Reinsurers responsibility is limited to instances where Customer Information is transmitted to a Designee at Reinsurers request or direction under the terms of this Agreement using a commercially reasonable method conforming to industry standards for the security of such information. Reinsurer shall have no responsibility for Customer Information lost in transmission, except where an error in written instructions provided by the Designee, or an act or omission of the Designee during transmission, causes such loss of Customer Information. Reinsurer will have no responsibility for the loss or a breach of Customer Information transmitted to a Designee pursuant to a separate agreement between Company and Designee, even if the Customer Information is the same as information Reinsurer previously requested or directed Company to provide to the Designee. If the circumstances are such that a breach of Customer Information occurs as a result of loss by a Designee of Customer Information provided both pursuant to and independently of a request or direction by Reinsurer, and the information provided independently is alone sufficient to cause the breach, the Company agrees that it shall not seek indemnification from the Reinsurer under the terms of this Agreement but rather, would seek indemnification from the Designee(s) pursuant to agreements in place with said Designee(s) or by other means. In any event, the Company will not seek to recover more than once for Customer Information obtained by a Designee from more than one source and lost in the same occurrence of breach.

ARTICLE 22

REPRESENTATIONS AND COVENANTS

22.01                      Each party to this Agreement represents the following:

a.
it shall not knowingly permit a person under its control to commit any action that would violate any state Law or regulation, in those jurisdictions covered hereunder, governing administration or servicing of insurance as defined thereunder; and

b.	it is a corporation duly organized, existing and in good standing under the Laws of its state of domicile; and

c.
it has taken all requisite corporate proceedings to authorize it to enter into and it is empowered under applicable Laws and by its charter and bylaws to enter into and perform the duties contemplated in this Agreement; and

d.
that information provided, both oral and written, as part of each party's due diligence process, is complete and accurately describes the current financial condition of the party, and the Policies eligible for reinsurance hereunder.

22.02                      The Company represents the following:

a.	it has obtained any and all regulatory approvals as may be required for the Company to cede the Policies covered hereunder; and

b.
it shall not take any unauthorized action that would encourage the policyholders covered under this Agreement to surrender, reduce or otherwise terminate their existing coverage either through direct or indirect acts, including but not limited to, a plan of internal replacement; and

c.
excluding reinsurance arrangements disclosed pursuant to Article 1.03 and aggregate catastrophicistop loss coverages, no other reinsurance of any portion of the Policies reinsured hereunder shall be made to any third party without written notification to the Reinsurer.

22.03                      The Reinsurer represents the following:

a.	it has obtained any and all regulatory approvals as may be required for the Reinsurer to provide the reinsurance covered hereunder; and

b.
excluding excess of retention YRT and aggregate catastrophic/stop loss coverages, no other retrocessions of any portion of the Policies hereunder shall be made to any other third party without written notification to the Company.

c.	it will promptly notify the Company of any changes in Reinsurer's retrocession arrangements.

22.04                      The Reinsurer and the Company agree to the following:

a.
to indemnify, defend and hold harmless the other, its directors, officers, employees and agents from any and all claims, actions, suits, judgments, damages (including punitive or exemplary damages), fines and other proceedings, whether civil, criminal (only to the extent permitted by Law or public policy), administrative, investigative or otherwise, together with all costs, expenses and other amounts, including attorney's fees, arising or alleged to have arisen out of any act, error or omission related to or resulting from the performance of the duties, obligations or responsibilities of the indemnifying party, its directors, officers, employees and agents, under this Agreement. This Article 22.04 is not intended and shall not be construed to expand the remedies that may be awarded by arbitrators for breach of this Agreement in any arbitration of a dispute between the Company and Reinsurer pursuant to Article 20, "Arbitration"; and

b.
subject to the provisions of Article 1, "Preamble/Scope", hereof, the Reinsurer shall have no obligation arising out of any breach of any duty on the part of the Company to any insured covered hereunder. The Company shall remain solely liable for all fines, penalties or other assessments imposed against the Reinsurer by any Insurance Department or other governmental entity for any conduct of the Company, its employees or authorized representatives, which was not expressly authorized, in writing, by the Reinsurer; and

c.
each of the parties agrees to pay all costs incurred by it for actuarial, legal and other services received or utilized in connection with negotiating this Agreement and/or arranging the transactions herein. No commission, fee or compensation is due to any third person by virtue of having negotiated or arranged the transactions herein.

22.05
Notification Period. Notwithstanding the provisions of Article 13, "Terminations by Company", and Article 14, "Terminations by Reinsurer", should the Company or the Reinsurer be found in violation of any of the provisions of this Article 22, the party discovering such breach, shall notify, in writing, the other party of the existence of such breach. The party once notified shall have ninety (90) calendar days from the date such notification was mailed to provide the other party evidence that the breach has been remedied.

ARTICLE 23
GENERAL PROVISIONS

23.01
Article Headings and Subsections. All article headings, titles and subsections captured in this Agreement or in any schedule have been inserted for the reader's convenience only, shall not be deemed a part of this Agreement and shall not be construed as having specific meaning with regards to any interpretation of the Agreement.

23.02                      Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

23.03
Entire Agreement. This Agreement, which includes any Schedules, Exhibits, and Addenda, and any amendments attached hereto constitute the entire agreement between the parties with respect to the business reinsured hereunder. There are no understandings between the parties other than as expressed in this Agreement. Any change or modification to this Agreement will be null and void unless made by amendment to this Agreement and signed by both parties.

23.04	Financial Reports. The Company and the Reinsurer each agree to furnish the other, when requested, with their respective NAIC Convention Blank Statements, as required by their respective state Laws.

23.05
Governing Law. This Agreement is subject to and is to be interpreted in accordance with the Laws of the State of Ohio, except that it is agreed that the provisions of Article 20, "Arbitration", shall be governed by the rules of AIDA Reinsurance and Insurance Arbitration Society (ARIAS.US).

23.06
Nonwaiver. No forbearance on the part of either party to insist upon compliance by the other party with the terms of this Agreement shall be construed as, or constitute a waiver of, any of the teints of this Agreement.

23.07
Notices. All notices and other communications under this Agreement will be effective when received and sufficient if given in writing and delivered by confirmed facsimile transmission, by certified or registered mail, or by an overnight delivery service of general commercial use (such as UPS, Federal Express or Airborne), addressed to the attention of the applicable party described in Schedule C attached hereto, or any successor thereof.

23.08
Severability. In the event that any provision or term of this Agreement shall be held by any court to be illegal or unenforceable, all of the other terms and provisions shall remain in full force and effect, except if the provision or term held to be illegal or unenforceable is also held to be a material part of this Agreement such that the party in whose favor the material term or provision was stipulated herein would not have entered into this Agreement without such term or provision, then the party in whose favor the material term or provision was stipulated shall have the right, upon such holding, to terminate this Agreement, subject to the Special Termination Settlement provisions detailed in Exhibit B.

23.09
Survival. The representations, warrants, covenants and agreements respectively required to be made by the Company and the Reinsurer in this Agreement shall survive the termination or expiration of this Agreement.

ARTICLE 24

PARTIES TO THE AGREEMENT

24.01
No Third Party Relationship. This Agreement is solely between the Reinsurer and the Company. There is no third party beneficiary to this Agreement. Reinsurance under this Agreement shall not create any right or legal relationship between the Reinsurer and any other person, for example, any insured, policyholder, agent, beneficiary, assignee, Designee, or other reinsurer. The Company agrees that it shall not make the Reinsurer a party to any litigation between any such third party and the Company.

24.02
Parties' Obligations. The terms of this Agreement are binding upon the parties, their representatives, successors, and assigns. The parties to this Agreement are bound by ongoing and continuing obligations and liabilities until the underlying Policies are no longer in force under this Agreement. This Agreement shall not be bifurcated, partially assigned, or partially assumed.

ARTICLE 25
DEFINITIONS

25.01
Automatic Acceptance Limits (aka Automatic Binding Limits). The amount specified in Schedule B used to determine the maximum amount written by the Company that may be ceded as Automatic Reinsurance. This maximum amount that may be ceded includes all coverage amounts (including Ultimate Amounts) applied for or issued by the Company with all reinsurers at the time of consideration of the current application.

25.02
Automatic Reinsurance. The submission of reinsurance satisfying certain conditions as set forth in Article 3 "Automatic Reinsurance" of this Agreement that may be ceded to the Reinsurer without obtaining a specific offer from the Reinsurer to reinsure.

25.03	Compensatory Damages. Those amounts awarded to compensate for the actual damages sustained, and are not awarded as a penalty, nor fixed in amount by statute.

25.04                      Confidential Information,

a.
As used herein, "Confidential Information" shall mean any and all materials, information, proposals, studies, or other documents related to this Agreement including: (a) Customer Information; (b) trade secrets, proprietary information, formulae, processes, techniques and information relating to past, present and future marketing, financial, research and development activities, and; (c) personal information about employees, policyholders, customers, licensors, contractors and others, that may be (i) disclosed, whether orally or in writing or (ii) otherwise received or accessed by either party or the Reinsurer's Designees, in connection with this Agreement, whether transmitted prior to or after the Effective Date of this Agreement

b.
Notwithstanding the foregoing, "Confidential Information" shall not include information: (i) previously known without an obligation of confidence; (ii) independently developed by employees, consultants, or agents without reference to or use of the Confidential Information; (iii) was lawfully acquired from a third party which is not, to the acquiring party's knowledge, under an obligation of confidence with respect to such information; or (iv) which is or becomes publicly available through no fault of the either party or by no breach of this Agreement.

25.05	Credit-Related Default. When an asset is sold at a loss and it has been downgraded more than one Securities Valuation Office class.

25.06
Customer Information. As used herein, "Customer Information" means non-public personally identifiable information as defined in the Gramm-Leach-Bliley Act and the rules and regulations promulgated there under. Customer Information shall not include information that is not personally identifiable, which may be used by Reinsurer, either alone or in aggregate, for research, studies, and for other business purposes.

25.07
Death Benefit. The Death Benefit is a function of the specified amount and the death benefit option elected on the Policy as well as the minimum required death benefit under Section 7702 of the Internal Revenue Code, as amended.

25.08
Designee. A party designated by the Reinsurer to act on behalf of the Reinsurer in performing certain functions as more fully described in the body of this Agreement. Such functions generally include making claims payments on the Reinsurer's behalf, performing facultative underwriting reviews and extending facultative offers, and performing any claims and underwriting reviews, or audits in order for the Reinsurer to satisfy its rights and obligations pursuant to the terms and conditions of this Agreement. Such designated party is typically one or more of the Reinsurer's retrocessionaires. Any other functions the Reinsurer chooses a Designee to perform that are not expressly described in this Agreement must receive prior written approval from the Company.

25.09	Enterprise. All the Nationwide Group of Companies which include Nationwide Financial Services, Inc.

25.10
Errors. Any unintentional or accidental failure of the Company or the Reinsurer to comply with the terms of this Agreement which is shown to be the result of an error, oversight, omission or misunderstanding in the administration of the reinsurance.

25.11
Facultative Reinsurance. Reinsurance that is ceded to the Reinsurer subject to the Company obtaining and accepting a specific offer to reinsure from the Reinsurer or its facultative underwriting Designee, in accordance with Article 4, "Facultative Reinsurance". If the Company receives an application that meets any of the criteria below, the reinsurance shall be considered on a facultative basis:

a.	The amount applied for, in addition to an amount already reinsured on that life, exceeds the Automatic Acceptance and the Jumbo Limits, outlined in Schedule B,
b.
When the application is on a life for which the Company intends to retain less than its regular Quota Share Percentage Retained, as set forth in Schedule B, and the Company does not hold its full retention on the life under previously issued in-force policies, or

c.
The application is on a life for which an application had been submitted by the Company on a facultative basis to the Reinsurer or any other reinsurer within the last three (3) years (unless the reason for submitting the case on a facultative basis no longer applies).

The relevant terms and conditions of this Agreement shall apply to those facultative applications that are accepted by the Reinsurer.

25.12
General Account. An undivided general investment account in which life insurers maintain funds (reserves) to support a line of business; i.e. monies that are not invested in the separate account, which are investments common to variable universal life products, characterized by investment performance and risk being passed through to the policyholder, and being under control or direction of the policyholder.

25.13
Gross Statutory Reserve. For purposes of this Agreement, it shall mean total statutory reserves calculated by the Company under (state) insurance regulations and in accordance with accepted actuarial industry practice.

25.14
Jumbo Limits. The maximum amount (including replacements and any known Ultimate Amounts) specified in Schedule B in force with all companies on this life, including the current amount applied for, as a condition for Automatic Reinsurance.

25.15
Laws. All laws, regulations, judicial and administrative orders applicable to the business reinsured under this Agreement, including, but not limited to, sanctions laws administered by the U.S. Treasury Department's Office of Foreign Assets Control ("OFAC"), as such laws may be amended from time to time.

25.16
Maximum Dollar Retention. The maximum dollar amount specified in Schedule B that is held by the Company at its own risk on a life without the benefit of proportional reinsurance. In calculating the amount to be retained, the sum of all retained coverage held by the Company on the life and in force as of the date of issue of the Policy, shall be taken into account.

25.17
Member Firm. A Member Firm is any financial services entity that has (a) met the criteria for membership in the M Financial Group and has entered into the Marketing Agreement between M Financial Holdings Incorporated (dba M Financial Group) and the Member Firm or (b) is currently completing a provisional Member Firm period.

25.18	Mutual Fund Revenue. Such amount corresponds to payments made by mutual fund investment advisors or other fund affiliates to the Company.

25.19
Policy/Policies. A life insurance policy directly written by the Company on the policy forms set forth in Schedule A that are the subject of reinsurance hereunder. Such Policies may include other supplemental riders or endorsements. Reinsurance of these supplemental benefits is specified in Schedule A or any addendum attached hereto.

25.20	Punitive Damages. Those damages awarded as a penalty, the amount of which is neither governed nor fixed by statute.

25.21	Quota Share Basis/Percentage. A form of reinsurance in which premiums and losses are shared proportionately between the Company and the Reinsurer based on those percentages as specified in Schedule B.

25.22	Reinsured Amount. The Reinsured Amount shall equal the Policy Death Benefit times the Quota Share Percentage Reinsured by the Company, as set forth in Schedule B.

25.23
Reinsurer's Retention. As specified in Schedule B, with respect to a Policy, this is the amount of the Reinsured Amount retained by the Reinsurer and not ceded by the Reinsurer to one or more retrocessionaires.

25.24
Separate Account. This is an account established by and in the name of the Company in a qualified U.S. financial institution, the assets which are held apart from the general assets of that financial institution.

25.25
Statutory Penalties. The fixed amounts awarded by statute as a penalty in conjunction with an act, omission or course of conduct related to a claim. In no event whatsoever, shall the term Statutory Penalties include any Punitive Damages awards.

25.26	Third Party Actuary. An independent actuarial firm of national reputation mutually acceptable to the Company and the Reinsurer.

25.27
Ultimate Amount. The projected maximum Death Benefit of a Policy that could be achieved based on certain assumptions, as specified in Schedule B, made about the operation of the Policy during the insured' s lifetime.

25.28	Underwriting Guidelines. The Underwriting Guidelines used by the Company to evaluate and assess the potential insured risk.

ARTICLE 26

DURATION AND TERMINATION

26.01
Duration This Agreement shall survive until the last benefit to the last policyholder has occurred and been settled under the terms contained herein, unless all of the Policies have been otherwise terminated by the Company or terminated by the Reinsurer, as specifically allowed for and limited by this Agreement.

26.02
Closure for New Reinsurance. This Agreement is for an unlimited duration. The Company or the Reinsurer may terminate this Agreement with respect to new reinsurance by providing ninety (90) calendar days written notice of termination, as per Article 23.07, "Notices", to the other party. During this notification period, the Company shall continue to cede and the Reinsurer shall continue to accept Policies pursuant to the terms of this Agreement.

ARTICLE 27
EXECUTION

This Agreement is effective as of the first day of January, 2008 (the "Effective Date") and applies to all eligible Policies with issue dates on or after such date. This Agreement has been made in duplicate and is hereby executed by both parties with authorized signatures as affixed below.

Nationwide Life Insurance Company
By: /s/ Illegible	Attest:/ s/ Illegible
Title: Illegible	Title: Illegible
Date: Illegible	Date: Illegible

Nationwide Life and Annuity Insurance Company
By: /s/ Illegible	Attest:/ s/ Illegible
Title: Illegible	Title: Illegible
Date: Illegible	Date: Illegible

M Life Insurance Company dba M Financial Re
By: /s/ Illegible	Attest:/ s/ Illegible
Title: Illegible	Title: Illegible
Date: Illegible	Date: Illegible